Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Product Group and Market Segment

For the Quarters Ended March 31, 2012 and 2011,

 the Quarter and Year Ended December 31, 2011

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2012
Composite Materials	$179.5	$63.9	$72.8	$316.2
Engineered Products	62.8	21.0	0.1	83.9
Total	$242.3	$84.9	$72.9	$400.1
	61%	21%	18%	100%

Fourth Quarter 2011
Composite Materials	$153.6	$58.2	$67.2	$279.0
Engineered Products	57.1	18.9	0.3	76.3
Total	$210.7	$77.1	$67.5	$355.3
	59%	22%	19%	100%

First Quarter 2011
Composite Materials	$143.2	$59.9	$53.2	$256.3
Engineered Products	54.4	19.8	1.1	75.3
Total	$197.6	$79.7	$54.3	$331.6
	60%	24%	16%	100%

Year Ended December 31, 2011
Composite Materials	$586.1	$241.3	$247.1	$1,074.5
Engineered Products	237.4	78.1	2.4	317.9
Total	$823.5	$319.4	$249.5	$1,392.4
	59%	23%	18%	100%